Exhibit 99.1
Community West Bancshares
445 Pine Avenue, Goleta, CA 93117

Contact:     Lynda Nahra
Phone:       805-692-5821
URL:           http://www.communitywest.com
SYMBOL:      CWBC
FOR IMMEDIATE RELEASE
October 31, 2007

Richard Favor Joins Community West Bank
as Executive Vice President, Chief Credit Officer

Goleta, California – October 31, 2007:  Community West Bank is pleased to announce the addition of Richard Favor as Executive Vice President, Chief Credit Officer. Richard joins the Bank’s executive team of Charles “Chick” Baltuskonis, Chief Financial Officer and Lynda Nahra, Chief Executive Officer.

“Rich’s impressive banking career spans three decades and encompasses all facets of financial services from commercial and international lending to small business administration financing and audit oversight,” stated Lynda Nahra, CEO and President. “We are pleased to welcome Rich to the Community West Bank team and I personally look forward to utilizing his expertise as we continue to grow the Bank.”

Prior to joining Community West Bank, Mr. Favor was the Chief Credit Officer for a local community bank in Ventura, California where he managed all aspects of loan production and classified assets as well as Community Reinvestment Act (CRA) and compliance issues.

In addition to his professional experience, Mr. Favor currently serves on the Boards for the Ventura Family YMCA and Tri-Counties Risk Management Association, both of which he previously served as the Board President. Mr. Favor also sits on the loan committee for Cal Coastal Rural Development Corporation.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service branch banking offices, in Santa Maria, Goleta, Santa Barbara, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, District of Columbia, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, Oregon, Maryland, South Carolina, Tennessee, Virginia, and Washington.